Exhibit 10.1

FIRSTENERGY SOLUTIONS CORP. VOLUNTARY
ENHANCED RETIREMENT OPTION
Non-bargaining

INTRODUCTION
This document sets forth the benefits, rights and obligations under the FirstEnergy Solutions Corp. Voluntary Enhanced Retirement Option (the “VERO”) maintained by FirstEnergy Solutions Corp. (the “Company”). The VERO is an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, “ERISA”). The VERO shall be effective as of January 2, 2019 (the “Effective Date”).
Effective as of the Effective Date, if you are eligible to participate in the VERO, and:

•	you are notified by the Company that you are eligible to participate in the VERO;

•	you inform the Company of your election of VERO Benefits (as defined below) within the designated time period; and

•	you retire from the Company; then
you are eligible to receive certain employee benefits as described in this document, provided you fulfill the conditions precedent set forth herein.
It is the intent that this document serves as both the summary plan description and the written plan document of the VERO. The VERO describes further herein the ERISA rights of plan participants. You should keep this document for future reference and refer to your Employee Compensation & Benefits Handbook or contact your local Human Resources representative for specific details regarding other benefit availability upon retirement.
1.    ELIGIBILITY
Generally, if you are an active employee of the Company, and you will be at least fifty-eight (58) years old by the Retirement Date (as defined below), with a minimum of ten (10) years of credited service under the FirstEnergy Corp. Master Pension Plan (the “Pension Plan”), you may be offered VERO Benefits if you volunteer to retire during the “specified period.” The “specified period” shall generally begin on January 2, 2019 and end on June 30, 2019. The VERO shall terminate on the earlier of the Plan of Reorganization Effective Date1 or December 31, 2019 (the “Termination Date”); provided, however, such termination will not adversely affect the rights of any person who has elected to receive VERO Benefits and terminated his or her employment due to retirement in accordance with the VERO on or prior to the Termination Date, and who timely meets all other requirements for VERO Benefits in accordance with the VERO. In some cases, based on business
1 “Plan of Reorganization Effective Date” means the date upon which all of the conditions to the effective date contained in a plan of reorganization for the Company that has been confirmed by an order of the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division (the “Bankruptcy Court”) have each been satisfied or waived.

need and on a limited basis, the “specified period” and any individual retirement date may be extended one or more times, but in no event beyond the earlier of the Plan of Reorganization Effective Date or December 31, 2019. In all cases, designation of your retirement date (such date, the “Retirement Date”) during the “specified period” shall be at the sole discretion of the Company.
If you meet eligibility requirements, you will be notified of your eligibility and will be given until December 28, 2018 to decide whether to elect VERO Benefits unless you are a person identified as a potential “insider” by the Company in footnote 17 in the Wages Motion (an “Insider”).2 By 5 p.m. EST on December 28, 2018, an eligible employee (other than an Insider) must elect in writing, on a designated form, to participate in the VERO. Unless you are an Insider, you will have until the Effective Date to revoke that election. Thereafter, the election shall be irrevocable. (Please Note: Once the revocation period lapses your election will be considered an irrevocable notice of retirement.) If you are an Insider, you will have until January 16, 2019 to elect in writing, on a designated form, to participate in the VERO, and you will have until January 21, 2019 to revoke that election. Thereafter, the election shall be an irrevocable notice of retirement for any electing Insider. Your Retirement Date will be determined by the Company, and it will endeavor to provide you as much notice as possible. All statements of expected benefits provided in connection with the election of VERO Benefits are estimates.
Employees still on the Company’s payroll after the date the VERO is announced, who had previously provided written notice of their intent to retire in the future, may request revocation of that notice and participate in the VERO if they are otherwise eligible and make a timely election to participate in the VERO as described above.
Temporary employees are not eligible for VERO Benefits.
2.    ANY OTHER TERMINATION OF EMPLOYMENT
No VERO Benefits will be offered to you if you separate from employment with the Company for any reason other than retirement pursuant to the procedures set forth in the VERO. You will also be ineligible for benefits under the VERO if you are involuntarily terminated, either under circumstances that qualify you for severance benefits under the Severance Plan (as defined below) or otherwise. The Company expressly reserves the right to limit the circumstances under which VERO Benefits will be offered. If you have been previously notified of your eligibility for benefits under the Severance Plan, but remain employed on the Company’s payroll after December 28, 2018, then you may elect either to receive benefits under the VERO (subject to the eligibility and election timing requirements in Section 1) or the Severance Plan, but not both.
2 “Wages Motion” means Debtors’ Motion for Entry of Interim and Final Orders Authorizing the Debtors to (A) Pay Certain Prepetition Compensation and Reimbursable Employee Expenses, (B) Pay and Honor Employee and Retiree Medical and Other Benefits, (C) Continue to Participate in FE Corp.’s Employee Compensation, Welfare, Retiree Benefit and Pension Plans and Programs, and (D) Continue to Participate in FE Corp.’s Workers Compensation Program and Modify the Automatic Stay With Respect Thereto[Docket No. 53] filed in the Bankruptcy Court.

3.	RIGHTS TO EMPLOYMENT
It is not the intent of the Company to confer through the VERO, either expressly or by implication, any rights to employment, any recall rights, any right of rehire or preference in rehire upon any employee. It is further not the intent of the Company to suggest that it may terminate the employment of any employee only upon a showing of misconduct, poor job performance, or absenteeism. The Company specifically reserves the right to terminate the employment of any employee at any time in accordance with applicable law and/or Company policy.

4.	RELEASE OF CLAIMS
Notwithstanding any provision herein to the contrary, the payment of any VERO Benefits to you shall be conditioned on your execution, delivery to the Company, non-revocation of a release of claims in a form approved by the Company (the “Release”) within the Release Execution Period (as defined below) and the expiration of the Release Revocation Period (as defined below) (such date, the “Release Effective Date”). You shall have forty-five (45) days following the Retirement Date to execute the Release (the “Release Execution Period”). Following your execution of the Release, you shall have seven (7) days to revoke such Release (the “Release Revocation Period”). If you fail to execute the Release during the Release Execution Period, or if you timely revoke your acceptance of such Release following its execution, then you shall not be entitled to receive any VERO Benefits.
Accepting a position with an Affiliate of the Company, either before the date you sign the Release, or up until the receipt of a VERO Benefit, will result in ineligibility for VERO Benefits. For purposes of the VERO, “Affiliate” shall have the same meaning as such term is defined in Section 101(2) of Title 11 of the United States Code and shall not include any entity that acquires all or substantially all of the assets of the Company on or before the Plan of Reorganization Effective Date provided that such entity is not owned by FirstEnergy Corp.
5.PENSION PLAN
You may already be eligible to begin receiving early or normal retirement benefits under the Pension Plan as of your Retirement Date. In such case, you may immediately commence your early or normal pension benefit in accordance with the terms and conditions of the Pension Plan. Your eligibility for an early or normal retirement benefit under the Pension Plan is not in any manner diminished or enhanced by your receipt of VERO Benefits.
6.VERO BENEFITS
Subject to your eligibility for and timely election to participate in the VERO, your continued employment with the Company through, and voluntary termination of your employment with the Company as of, the Retirement Date (and assuming you do not accept a position with an Affiliate as provided in Section 4), and subject to your timely execution (and non-revocation) of a Release pursuant to Section 4 of the VERO, you will be entitled to receive the following payments and benefits (together, the “VERO Benefits”):

(a)
Lump Sum Payment. You will be paid a lump sum cash payment (the “Cash Severance Payment”) in an amount equivalent to your cash severance payment benefit under the FirstEnergy Severance Benefits Plan or the FirstEnergy Executive Severance Benefits Plan, as applicable (collectively, the “Severance Plan”), except that if you are an Insider your Cash Severance Payment will be capped in accordance with section 503(c)(2) of Title 11 of the United States Code and the Final Order Approving Wages Motion[3]. The Cash Severance Payment will be paid to you in a lump sum as soon as administratively practicable after the Release Effective Date, but in no event later than the second regularly scheduled payroll date following the Release Effective Date; provided, that, in the event your Retirement Date is later than November 1, 2019, the payment will be made no later than the second regularly scheduled payroll date of 2020. The Cash Severance Payment is subject to income tax withholding at a supplemental federal rate in addition to any applicable state or local withholding. Applicable FICA and Medicare withholding also will apply. The Cash Severance Payment is not considered compensation for the Pension Plan or any other retirement plan or for any other benefits determination, except as set forth above.

(b)
Continuation of Medical Coverages. You may elect for you and your eligible dependents to continue Health Care, Prescription, Dental and Vision Coverage through the Company’s Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) administrator at retirement at active employee rates. For the period following your termination of employment equal to the number of weeks used to calculate your severance payment under the Severance Plan (the “Benefits Continuation Period”), you will continue to pay the portion of the premium for the COBRA coverage you elect, at the same rates set from time to time for active employees and for the same plan options; provided, that, no such period shall exceed eighteen (18) months following your termination. Any amendment to any Health Care, Prescription, Dental and Vision Coverage plan that applies to active employees of the Company, shall also be applicable to any coverage you elect. The Claims Administrator (as defined below) may amend, modify or terminate any such plan. If you are a “highly compensated employee” as defined under Section 105(h) of the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder (collectively, the “Code”), the value of the active employee Health Care, Prescription, Dental and Vision Coverage may be taxable to you if the VERO is discriminatory under Section 105(h).

3 “Final Order Approving Wages Motion” means Final Order Authorizing the Debtors to (A) Pay Certain Prepetition Compensation and Reimbursable Employee Expenses, (B) Pay and Honor Employee and Retiree Medical and Other Benefits, (C) Continue to Participate in FE Corp.’s Employee Compensation, Welfare, Retiree Benefit and Pension Plans and Programs, and (D) Continue to Participate in FE Corp.’s Workers Compensation Program and Modify the Automatic Stay With Respect Thereto[Docket No. 491] issued by the Bankruptcy Court on May 8, 2018.

After the Benefits Continuation Period expires, you and your eligible dependents may continue your coverage by paying the full COBRA premium for the remainder of the period you are eligible for COBRA benefits. COBRA coverage may be continued for a period of eighteen (18) months (or longer, if required by applicable law) (the “COBRA Period”) less the months of coverage subsidized by the Company during the Benefits Continuation Period.
Following the expiration of the COBRA Period and in the event you have not yet attained the age of sixty-five (65), you will have access to the government planned health care exchanges (as a result of the federal health care legislation) or a Private Exchange through Via Benefits (formerly OneExchange), or you may choose to maintain coverage under the FirstEnergy Access Plan, which includes Rx Base prescription drug coverage as part of the Base PPO medical coverage, by paying the full premium. Retirees who are age sixty-five (65) or older will have access to purchase an individual Medicare plan through Via Benefits.

(c)
Temporary Pension Enhancement. You will be paid a monthly temporary pension enhancement payment in the amount of $1,500 until such time as you reach the age of sixty-five (65); provided, that, you will be entitled to at least twenty-four (24) monthly payments and, if applicable, will continue to receive such payments following your sixty-fifth (65th) birthday until you have received twenty-four (24) monthly payments in total (the “Temporary Pension Enhancement Payments”). The first Temporary Pension Enhancement Payment will be paid to you, less all applicable federal, state or local tax withholdings, as soon as administratively practicable after the Release Effective Date, but in no event later than the second regularly scheduled payroll date following the Release Effective Date; provided, that, in the event your Retirement Date is later than November 1, 2019, the payment will be made on the second regularly scheduled payroll date of 2020 (with the first such payment inclusive of any payments which would otherwise have been made during such initial period), after which the remaining Temporary Pension Enhancement Payments shall thereafter be paid to you on a monthly basis. You will begin to receive your Temporary Pension Enhancement Payments in accordance with the payment schedule provided herein irrespective of whether you have commenced receiving payments under the Pension Plan.

(d)
Paid Time Off Payment. You will receive in your final regularly scheduled paycheck from the Company prior to or on your Retirement Date: (i) payment for any unused paid time off (“PTO”) and deferred PTO and (ii) payment for any purchased PTO that is unused but for which employee contributions have been made and any unused banked/frozen vacation (collectively, the “PTO Payment”).

(e)
Termination Date. At least one business day before the Termination Date, the Company will pay to the Claims Administrator all unpaid amounts due and owing by the Company under clauses (a) and (d) (excluding unused banked and frozen vacation) for those employees whose Retirement Date is on or before the Termination Date. In the event that you do not sign a Release in accordance with Section 4 herein or you revoke the Release prior to the expiration of the Release Revocation Period, then the Claims Administrator shall return to the Company all such funds which would have been paid to you under clauses (a) and (d) (excluding banked and frozen vacation). The Claims Administrator is FirstEnergy Service Company or its designee.

7.    NO DUPLICATION; SET-OFF
VERO Benefits are not intended to duplicate or replace benefits such as severance pay or similar benefits under other benefit plans or employment contracts of the Company or applicable laws, including the Worker Adjustment Retraining Notification Act of 1988, as amended. To the extent permitted by law and should such other benefits be payable, your VERO Benefits will be reduced by the amount of any other such payments that have already been made. As an alternative, VERO Benefits previously paid under the VERO will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator (as defined below) will determine how to apply this provision and may override other provisions in the VERO by doing so. The Company further reserves the right to reduce the amount of VERO Benefits to recover any amounts that you may otherwise owe to the Company.
8.    PLAN ADMINISTRATION
(a)    Authority of the Plan Administrator. Every ERISA plan has a “Plan Administrator.” The “Plan Administrator” for the VERO is FirstEnergy Solutions Corp. or its designee. The Plan Administrator may delegate any of its duties or authorities to any person or entity. Except as provided herein, the Plan Administrator has the authority to make all decisions under the VERO, including making determinations about eligibility pursuant to the terms of the VERO, and the amounts of VERO Benefits payable under the VERO, and construing and interpreting all VERO provisions. The Plan Administrator may use its discretion to resolve conflicts between the provisions of this document and any other documents related to the VERO. The determinations of the Plan Administrator are final and binding on the plan participants and all other parties, except as otherwise provided by law or under the VERO. Because the Plan Administrator has discretion to construe and interpret the VERO, decisions made by the Plan Administrator will be given deference if reviewed by a court.
(b)    Named Fiduciary. Every ERISA plan has a “Named Fiduciary” who controls and manages the VERO’s operation and administration. The VERO’s “Named Fiduciary” is the Plan Administrator. The Plan Administrator may delegate responsibilities for the VERO’s operation and administration, may employ persons to assist in fulfilling its responsibilities under the VERO, and may allocate or reallocate fiduciary responsibilities under the VERO.
(c)    Fiduciary Duties and Responsibilities. The Plan Administrator is a plan fiduciary under ERISA. The VERO may have other fiduciaries as well. Each plan fiduciary must discharge his or her duties with respect to the VERO solely in the interest of plan participants and their beneficiaries, for the exclusive purpose of providing benefits to those individuals and defraying reasonable expenses of the VERO’s administration, and in accordance with the terms of the VERO. Each fiduciary must act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in exercising that authority.
A fiduciary may serve in more than one fiduciary capacity. A named fiduciary may allocate any of the named fiduciary’s responsibilities for the VERO’s operation and administration to other fiduciaries. Either the named fiduciary or another fiduciary appointed by the named fiduciary may employ one or more persons to render advice regarding any responsibilities the fiduciary has under the VERO.
(d)    Plan Construction. The VERO will be governed and construed in accordance with the laws of the state of Ohio, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the state of Ohio to be applied, except to the extent such laws are preempted by federal law. If any VERO provision is held invalid or unenforceable, the VERO will be construed and enforced as if the invalid or unenforceable provision had not been included in the VERO.
9.    CLAIMS PROCEDURES
(a)    Applying for Benefits
VERO Benefits will be offered automatically to those who qualify under the provisions of the VERO. It is not necessary for you to submit a claim for VERO Benefits (a “Claim”) unless you believe you qualify and you have not been notified that you will be offered VERO Benefits. A Claim related to VERO eligibility must be filed with the Claims Administrator within sixty (60) days of the Effective Date.
(b)    Claims and Appeals Procedures
The following is an outline of the procedures for the processing of a Claim and summarizes the duties and responsibilities of the Plan Administrator and the Appeals Committee. The “Appeals Committee” means the committee designated by the Plan Sponsor, which shall consist of at least three (3) employees of the Plan Administrator. The Appeals Committee handles the appeal of any

Claim determination made by the Plan Administrator with respect to the eligibility and entitlement of a participant, beneficiary or other claimant to VERO Benefits. The procedures defined in this document are intended to comply with ERISA.
(i)    Plan Administrator Determination. A Claim must be in writing, signed by the participant, beneficiary or other claimant, and submitted in a manner acceptable to the Plan Administrator. A Claim is initially reviewed by the Plan Administrator who has the sole discretion and authority to interpret the VERO and determine whether an employee qualifies for VERO Benefits. The Plan Administrator shall process the Claim and notify you of the initial determination with respect to the Claim within ninety (90) days of the date of receipt of the Claim (the “Initial Claims Determination Period”). The Plan Administrator may take up to an additional ninety (90) days following the expiration of the Initial Claims Determination Period (the “Extended Claims Determination Period” and together with the Initial Claims Determination Period, the “Claims Determination Period”) to make a determination with respect to a Claim if extenuating circumstances require such an extension. If an additional extension of up to ninety (90) days is required, you will be notified in writing of the extension, the extenuating circumstances requiring the extension and the date by which the Plan Administrator expects to make a determination. Except as provided below, all decisions of the Plan Administrator with respect to such Claims are final and binding.
If the Plan Administrator is unable to reach a decision with respect to a Claim because of unresolved issues or missing information, the Plan Administrator will notify you that it is unable to reach a decision, provide you with the reason it is unable to reach a decision, identify the additional information it needs (if any) for it to make a decision, and generally explain the standards on which it makes Claim determinations. You will be given forty-five (45) days following your receipt of such notice to resolve such issues or to provide any such additional information to the Plan Administrator. The Claims Determination Period will be tolled during the period of time from the date the Plan Administrator mails you such notice to the date the Plan Administrator receives your response. If you fail to respond to the request within the forty-five (45)-day period, the Plan Administrator will make a determination with respect to such Claim based on the circumstances surrounding unresolved issues and information available to the Plan Administrator at that time.
If the Plan Administrator denies any part, or all, of your Claim, you will be notified in writing of such determination and the notification will state the reason for the denial and the VERO provisions on which the denial is based. You shall be entitled to receive, upon written request, reasonable access to and copies of all documents, records and other information relevant to such Claim. The notice of denial will also provide a description of any additional information or material necessary for you to perfect the Claim, an explanation as to why the additional information or material is required and an explanation of the Claim appeal procedure and the time limits for filing an appeal. Such notice of denial or any other notice as referred to in this procedure shall be deemed duly given when addressed to you and mailed by first class mail to the address last appearing in the records of the Appeals Committee.
You shall have sixty (60) days from the date of the Plan Administrator’s determination to file an appeal. You will have the opportunity to submit written comments, documents or other information in support of the Claim as part of the appeal. The appeal must be mailed to the FirstEnergy Employee Benefits Claims and Appeals Committee, 76 South Main Street, Akron, Ohio 44308.
(ii)    Appeals Committee. The Appeals Committee shall consist of at least three (3) employees of the Company who shall be appointed by the Company. The Appeals Committee will meet monthly to review and render a decision on any appeal of the Plan Administrator’s determination on a Claim. In making its decision, the Appeals Committee will have full power and authority to interpret the VERO, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to VERO Benefits, and the amount of VERO Benefits, if any, payable to the claimant in accordance with the provisions of the VERO. The Appeals Committee will not defer to the Plan Administrator’s determination but will independently review the Claim and consider all comments, documents and other information submitted as part of the appeal in making its decision. In addition, the Plan Administrator shall not participate in the decision on the appeal.
The Appeals Committee will review and make its decision on the appeal of a Claim denial at its next regularly scheduled meeting following the date the appeal is received. However, if the appeal is received less than thirty (30) days before its next regularly scheduled meeting, the Appeals Committee may defer its review and decision to the second regularly scheduled meeting following the date the appeal of the Claim denial is received. Extenuating circumstances may permit an extension to the third regularly scheduled meeting from the date the appeal is received. If such an extension is required, the claimant will be notified in writing of the extension, the extenuating circumstances requiring the extension and the date by which the Appeals Committee expects to make its decision.
You will be notified in writing of the Appeals Committee’s decision within five (5) workdays of the decision being made. If the Appeals Committee’s decision is to uphold the denial of the Claim, the notification will include the reason for the denial and the VERO provisions on which the denial is based. You shall be entitled to receive, upon written request, reasonable access to and copies of all documents, records and other information on which the decision was based. The decision will further provide a notice of your right to appeal the decision of the Appeals Committee in accordance with ERISA and the time limits for filing an appeal.
You must exhaust the VERO’s appeals process prior to taking any action at law, in equity, pursuant to arbitration or otherwise with respect to your Claim. You shall have one hundred and eighty (180)

days from the date of the decision of the Appeals Committee to file an appeal action under ERISA. No legal action may be commenced against the VERO, the Plan Administrator or the Appeals Committee more than one hundred and eighty (180) days after the Appeals Committee’s decision has been made with respect to all or any portion of the Claim.
10.    OTHER VERO INFORMATION
(a)    Benefits Rights
The VERO may be amended or terminated by the Company, at any time and for any reason; provided, that, no such amendment or termination will adversely affect the rights of any person who is eligible for, and has elected to receive, VERO Benefits, and had agreed to voluntarily terminate his or her employment due to retirement. The Company is voluntarily offering and providing VERO Benefits; it is under no legal obligations to provide or offer VERO Benefits other than as set forth in the VERO.
This summary describes the VERO Benefits available to eligible employees. When it deems it is in the Company’s best interest to do so, the Company may authorize the Plan Administrator to offer additional voluntary enhanced retirement benefits not contained in the VERO to an eligible employee on a case-by-case basis.
(b)    Source of Benefits
The VERO is unfunded. The Cash Severance Payment, the portion of the continuation of health benefits for the Benefits Continuation Period paid by the Company and the PTO Payment (excluding frozen and banked vacation which shall be paid by FirstEnergy Corp.) shall be paid directly by the Company from its general assets. Temporary Pension Enhancement Payments shall be paid from the FirstEnergy System Master Retirement Trust.
(c)    Participant’s Rights
As a participant in the VERO, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:
Receive Information about the VERO and VERO Benefits

•
Examine, without charge, at the Plan Administrator’s office or local Human Resources office, all documents governing the plan, a copy of the latest annual report filed with the Department of Labor (if it is required that such a report be filed) and the plan description.

•	Obtain copies of documents governing the operation of the VERO, the latest annual report (if it is required that such a report be filed) and an updated summary plan description or other

VERO information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries

•
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the VERO, called “fiduciaries” of the VERO, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one - the Company or any other person - may discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.

Enforce Your Rights

•
If your Claim is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

•
Under ERISA, there are steps you can take to enforce your rights. For instance, if you request a copy of plan documents or the latest annual report from the VERO and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a Claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the VERO’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your Claim is frivolous.

Assistance with Your Questions

•
If you have any questions about the VERO, you should contact the Plan Administrator at the address or phone number listed below. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
(d)    Section 409A Compliance
It is the intention and purpose of the Company that the VERO shall be, at all relevant times, in compliance with (or exempt from) Section 409A of the Code (“Section 409A”) and all other applicable laws, and the VERO shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the VERO, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to the VERO or any related document, as it deems necessary or desirable, to more fully address issues in connection with compliance with (or exemption from) Section 409A and such other laws. In no event, however, shall this section or any other provisions of the VERO be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, the VERO and the Company shall have no responsibility for tax or legal consequences to you (or your beneficiaries) resulting from the terms or operation of the VERO. All references to “termination of employment,” “termination” or a “separation” in the VERO shall refer to events which constitute a “separation from service” as defined under Section 409A.
If any VERO Benefits are subject to, and not exempt from, Section 409A, then the following rules apply:

•
If you are a “specified employee” as determined under the Company’s policy for determining specified employees on the date of your separation from service, VERO Benefits that are subject to, and not exempt from, Section 409A that would otherwise be paid or provided during the first six (6) months following such separation from service, shall be accumulated during that six (6)-month period and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code) on the first business day following the six (6) month anniversary of such separation from service. Notwithstanding the foregoing, VERO Benefits delayed pursuant to this paragraph shall commence as soon as practicable following the date of your death prior to the end of the six (6) month period, but in no event later than ninety (90) days following the date of death.

•
Any reimbursement of expenses or in-kind VERO Benefits subject to, and not exempt from, Section 409A, shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six (6)-month delay period applicable to “specified employees” as set forth above) and shall always be paid on or before the last day of your tax year following the tax year in which the expenses were incurred; provided, that, you first provide documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

•
Notwithstanding any other provision of the VERO, you must execute (and not revoke) a Release as provided in Section 4 herein for payment of the VERO Benefits. Any VERO Benefit subject to Section 409A will be forfeited if the Release is not executed (or is revoked after execution) as provided in Section 4 herein.

•	No payments made by the Company through any other plan, program, policy or arrangement shall be a substitute for the payment of any VERO Benefits that is subject to Section 409A.

•	Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

(e)	Summary of Plan Information

Plan Sponsor:	FirstEnergy Solutions Corp. 341 White Pond Drive Building B3 Akron, OH 44320 1-888-254-4769 EIN: 31-1560186
Name of Plan:	FirstEnergy Solutions Corp. Voluntary Enhanced Retirement Option
Plan Number:
Plan Effective Date:	Plan is effective as of January 2, 2019
Plan Year:	January 2 to December 31
Plan Administrator:	FirstEnergy Solutions Corp., as Plan Administrator Voluntary Enhanced Retirement Option c/o Michelle Imobersteg 341 White Pond Dr., Bldg A3 Akron, OH 44320 330-436-1488
Agent for Service of Legal Process:	FirstEnergy Solutions Corp. c/o CT Corporation System 400 Easton Commons Way Suite 125 Columbus, Ohio 43219